Exhibit 99(a)

ESCROW AGREEMENT

This escrow agreement is executed on the 18th day of September 2008 and is by and between SILVERTON ADVENTURES, INC. (the “Issuer”) and R. V. Brumbaugh, Esq. (the “Escrow Agent”).

WHEREAS, the Issuer proposes to offer on a best efforts basis (the “Offer”), a minimum of $25,000.00 (the “Minimum Offering”) and $100,000.00 “Maximum Offering”) of the Issuer’s Common Stock (the “Security”) in to prospective Investors, in several transactions and the parties have agreed that Escrow Agent shall hold all certificates representing said securities until the Minimum Offering has been achieved and been paid to the Escrow Agent who shall then hold the securities and the funds received until all prerequisites and conditions to disbursement have occurred, and

WHEREAS, Investor funds will be deposited in Escrow Agent’s Escrow Account (“Escrow Account”),

NOW, therefore, the parties to this agreement, in reliance upon the covenants and promises of each other, mutually agree to the following terms and conditions, which shall regulate the use of the funds placed in this account.

1.

All funds received from the Investor’s shall promptly be deposited in the Escrow Account.  All proceeds shall be payable to R. V. Brumbaugh, Esq. Trust Account fbo Silverton Adventures, Inc.  The Escrow Agent shall not be required to accept for deposit into the Escrow Account any funds which are not accompanied by the appropriate Subscription Information.

2.

If the Minimum Offering is not achieved, the funds received from Investor’s and deposited in the Escrow Account shall be refunded.  No interest shall be paid to Silverton Adventures, Inc. or any subscriber.

3.

Upon the receipt of the funds amounting to the Minimum Offering, the Escrow Agent shall disburse such funds to the Issuer and disburse the Securities purchased as instructed to the parties designated by the Investors for receipt.  Escrow agent shall receive a fee of one thousand five hundred ($1,500.00) dollars in the event the Minimum Offering is achieved, to be paid by the Issuer from the Escrow Account along with any applicable bank charges.

4.

Escrow Agent shall continue to receive such funds and perform such disbursements until the terms of the Subscription Agreement are met or the Offering is terminated, whichever event first occurs.  Thereafter this Agreement shall terminate unless lawfully extended by the company pursuant to the Form S-1 Registration Statement.

5.

Other than establishing and maintaining this Escrow Account and complying with agreement, the Escrow Agent shall have no further liability or responsibility.

6.

The fact that the Escrow Agent has agreed to perform the limited function of Escrow Agent stated in this agreement does not mean that the agent has passed upon the merits of, or recommended, or given advice to any person regarding the business or legal merits of, the Offering of Securities contemplated in this agreement.

7.

The agent’s name shall not be used in any way that may imply an association with any of the parties to this agreement other than that of Escrow Agent.

8.

In the event of any reasonable uncertainty or any dispute with respect to the proper disposition of the funds, the Escrow Agent may interplead the funds into the registry of the court and recover his reasonable attorney’s fees from the parties to this agreement.  The parties hereto agree and acknowledge that the Escrow Agent’s attorney fees and expenses may be taken out of the funds that were placed in the registry of the court and the parties grant the Escrow Agent a security interest and lien on the funds to secure his costs in the event the funds are interpleaded into the court.

9.

This Agreement is entered into for the express benefit of the Issuer.  Issuer acknowledges that R. V. Brumbaugh, Esq. is the primary shareholder in Nevada Business Development Corporation and has had ample opportunity to consult with other counsel. Silverton Adventures, Inc. hereby knowingly and voluntarily waives any known, unknown, present or future, real or perceived conflicts.

10.

The laws of the State of Nevada shall apply to this agreement.

THEREFORE, the parties to this agreement intending to be legally bound have executed this document on the date set forth above.

/Signed/

R. V. Brumbaugh, Esq., Escrow Agent

/Signed/

Sarit Mor, President

Silverton Adventures, Inc.